Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom Citigate Sard Verbinnen 212/687-8080

LADENBURG THALMANN NAMES MICHAEL PHILIPPS
DIRECTOR OF LADENBURG’S INSTITUTIONAL SALES TRADING DESK

     NEW YORK, NY, March 29, 2005 – Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) announced today that Michael Philipps has been named Director of the Institutional Sales Trading Desk of Ladenburg Thalmann & Co. Inc. Mr. Philipps has been an institutional sales trader for over 17 years. For the two years prior to joining Ladenburg, Michael was a Managing Director on the institutional sales desk at Harris Nesbitt. He began his career as a sales trader where he spent 11 years at Furman Selz before joining Gerard Klauer Mattison in 2001 which was sold to Harris Nesbitt in 2003. Mr. Philipps’ appointment is effective April 1, 2005.

     “I am delighted to join Ladenburg, one of the oldest and most respected financial services companies in the industry,” said Mr. Philipps, “I am excited by the opportunity to build the firm’s institutional sales and trading desk. As I have done throughout my career, I will be focused on building strong, long-term relationships with both new and existing clients by providing unparalleled service.”

     Mark Klein, the recently announced CEO of Ladenburg, remarked “We are thrilled that Michael has decided to join Ladenburg. Michael is an industry veteran who is well-known among institutional investors. He will have the full support and resources of the firm in building a world-class institutional sales and trading desk. Michael is an important addition to Ladenburg and a key part of our renewed effort and commitment to provide the highest level of service for our clients. We are also pleased that he will become a significant stockholder of the firm, as we believe that will strongly align his interests with the interests of our shareholders.”

     In connection with his employment, Mr. Philipps purchased 1,000,000 shares of the Company’s common stock at $0.45 per share (or an aggregate purchase price of $450,000) and has committed to purchase an additional 2,500,000 shares of the Company’s common stock at $0.64 per share, solely through the use of compensation to be earned. In addition, Mr. Philipps was granted an option to purchase 1,500,000 shares of the Company’s Common Stock at an exercise price of $0.64 per share. The option, which expires on March 28, 2015, will vest as to 250,000 shares on each of the first four anniversaries of the date of grant. An additional 125,000 shares will vest on the third anniversary of the date of grant and an additional 375,000 shares will vest on the fourth anniversary of the date of grant provided that the stock purchase commitment has been met.

About Ladenburg Thalmann

     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Irvine, California; and Melville, New York. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals.

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